Exhibit 99.1

    Quaker City Bancorp, Inc. Reports Earnings for Second Quarter Fiscal 2004
                               and Cash Dividend

    WHITTIER, Calif.--(BUSINESS WIRE)--Jan. 27, 2004--Quaker City Bancorp, Inc. ("Company") (NASDAQ: QCBC), the holding company for Quaker City Bank ("Bank"), reported net earnings of $5.4 million, $0.84 per share, for the quarter ended December 31, 2003, compared to $5.6 million, $0.85 per share, for the quarter ended December 31, 2002. The trailing twelve months earnings per share at December 31, 2003 was $3.44 per share. All per share earnings are presented on a fully diluted basis.
    The Company also announced today that its Board of Directors, at their meeting on January 22, 2004, declared a cash dividend of $0.20 per outstanding share of common stock of the Company payable on February 27, 2004 to stockholders of record at the close of business on February 13, 2004.
    The net interest margin for the current reporting quarter was 3.46% compared to 3.88% for the same period last year, as the yield on interest earning assets decreased more quickly than the cost of interest bearing liabilities during the period. The net interest margin was 3.67% for the quarter ended September 30, 2003. Loan payoffs, although slightly less than loan payoffs during the quarter ended September 30, 2003, continued to be substantial, with an annualized loan payoff rate of 42.5% of average loan balances for the current quarter.
    Return on average assets (ROAA) decreased to 1.25% for the current quarter, compared to 1.44% for the same quarter ended December 31, 2002 and 1.33% for the quarter ended September 30, 2003, as average total assets grew 12.0% and net income decreased 3.4%, quarter over quarter. The Company's return on average equity (ROAE) for the current quarter decreased to 15.32%, compared to 17.34% for the quarter ended December 31, 2002 and 15.57% for the quarter ended September 30, 2003, as average total equity grew 9.4% and net income declined 3.4% quarter over quarter. The book value per share at December 31, 2003 was $22.86, compared to $20.48 at December 31, 2002, an 11.6% increase.
    Average earning assets for the current quarter increased to $1.68 billion, compared to $1.50 billion at December 31, 2002, an 11.4% increase. As a result of increased average earning assets offset by a decrease in net interest margin, net interest income before provision for loan losses for the quarter was $14.5 million for the current quarter, compared to $14.6 million for the same quarter last year. The Company added $100,000 to the allowance for loan losses due to growth in the real estate loan portfolio during the current quarter.
    Total assets at December 31, 2003 were $1.76 billion compared to $1.64 billion at September 30, 2003, an increase of $112.5 million for the quarter or an annualized increase of 27.4%, with loans increasing $71.9 million and mortgage-backed securities and other investment securities increasing $54.2 million from the previous quarter.
    Total other income for the quarter ended December 31, 2003 increased to $3.1 million from $2.4 million for the same period last year, an increase of 28.1%. The increase during the quarter was due to an increase in retail deposit fees to $1.5 million for the current quarter (compared to $1.2 million for the same period last year), an increase in loan servicing charges and fees to $565,000 (compared to $474,000 for the same period last year) and an increase in other income to $339,000 (compared to $14,000 for the same period last year) as a result of collections on loans purchased that the Company owned with a zero basis. Gain on sale of loans held-for-sale of $443,000 for the current quarter included a gain on the sale of loans purchased at a discount and subsequently sold at a gain of $374,000 pretax. Gain on sale of loans held-for-sale for the quarter ended December 31, 2002 of $489,000 primarily included gains on the sale of loans originated by the Company.
    Nonperforming loans at December 31, 2003 increased to $3.9 million, 0.28% of gross loans, compared to $3.3 million, 0.25% of gross loans at June 30, 2003. There was no real estate acquired through foreclosure (REO) for the quarters ended December 31, 2003 and June 30, 2003. Total nonperforming assets increased to $3.9 million, or 0.22% of total assets at December 31, 2003, compared to $3.3 million, 0.20% of total assets, at June 30, 2003. The Company includes as nonperforming assets nonaccrual loans 60 or more days past due, troubled debt restructured loans and REO.
    The ratio of general and administrative ("G&A") expenses to average assets was 1.79% for the current reporting quarter compared to 1.77% for the same quarter last year. The increase, year over year, was a result of costs related to planned branch network expansion, branch computer technology upgrades, and increased marketing expense. The G&A ratio for the current quarter was down from 1.88% for the quarter ended September 30, 2003. The efficiency ratio for the current quarter increased to 44.30%, compared to 40.55% for the quarter ended December 31, 2002 and 44.19% for the quarter ended September 30, 2003. The efficiency ratio is the measurement of G&A expenses as a percentage of net interest income before provision for loan losses and noninterest income.
    The Company operates twenty-five retail banking branches in Los Angeles, Orange, Riverside, San Bernardino and San Diego Counties in southern California. The bank is currently scheduled to open two additional Wal-Mart in-store branches in the communities of San Marcos (north San Diego area) in January 2004 and La Quinta (Palm Springs area) in early March 2004. The La Quinta branch will be located in what is scheduled to be Wal-Mart's first "super center" in California. At December 31, 2003, consolidated stockholders' equity was $143.1 million, representing 8.15% of total assets. The Bank was founded in 1920 and its regulatory capital levels continue to exceed the levels necessary to be considered "Well Capitalized."
    Pursuant to previously announced plans to repurchase Company stock, the Company acquired in the open market 80,250 shares of common stock at an average price per share of $42.68 during the quarter and 146,750 shares of common stock at an average price per share of $41.37 for the six months ended December 31, 2003. Up to an additional 276,317 shares may be repurchased under the current Board of Directors authorization.
    As previously announced, President and Chief Executive Officer Rick McGill will be hosting a telephone conference call to discuss the results of the second quarter and to answer questions of callers today, January 27, 2004 at 4:00 p.m. Eastern Time (1:00 p.m. Pacific). The teleconference dial-in number is (888) 273-9889. Please phone in no later than 3:55 p.m. Eastern Time today to participate. There will be a replay of the call available beginning at 5:45 p.m. Eastern Time on January 27, 2004 and ending at 2:59 a.m. Eastern Time on February 3, 2004. The replay dial-in number is (800) 475-6701 (USA) or (320) 365-3844 (International), access code 717664.

    This news release contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, including, but not limited to, (i) general economic, market or business conditions in the U.S. and southern California, including changes in market interest rates; (ii) real estate market conditions, particularly in southern California;
(iii) the opportunities (or lack thereof) that may be presented to and pursued by the Company; (iv) competitive actions by other financial institutions; (v) changes in federal, state, and local laws, regulations and policies affecting the Company's business; and (vi) other factors. Actual results could differ materially from those contemplated by these forward-looking statements. Consequently, all of the forward-looking statements made in this report are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its business or operations. Forward-looking statements made in this report speak as of the date hereof. The Company undertakes no obligation to update or revise any forward-looking statement made in this report.


                       Quaker City Bancorp, Inc.
            Consolidated Statements of Financial Condition
                            (NASDAQ: QCBC)
                               Unaudited
               (Dollars in thousands, except share data)

                                     December 31,   June 30,
                                         2003         2003
Assets

Cash and due from banks                $32,498      $31,275
Interest-bearing deposits                  930          943
Federal funds sold and other
 short-term investments                     --           --
Investment securities
 held-to-maturity                        7,101       12,178
Investment securities
 available-for-sale                     47,893       48,137
Loans receivable, net                1,366,741    1,323,268
Loans receivable held-for-sale             392        2,997
Mortgage-backed securities
 held-to-maturity                      156,310       90,014
Mortgage-backed securities
 available-for-sale                     98,911       73,683
Real estate held-for-sale                   --           --
Federal Home Loan Bank stock,
 at cost                                24,075       19,807
Office premises and equipment, net       7,410        7,275
Accrued interest receivable and
 other assets                           12,801       12,534
     Total assets                   $1,755,062   $1,622,111

Liabilities and Stockholders' Equity

Deposits                            $1,114,245   $1,084,117
Federal Home Loan Bank advances        476,000      381,500
Accounts payable and accrued
 expenses                                9,817        7,269
Other liabilities                       11,898       10,088
     Total liabilities               1,611,960    1,482,974

Stockholders' Equity:
Common stock, $.01 par value.
 Authorized 20,000,000 shares;
 issued and outstanding 6,258,927
 shares and 6,365,943 at December
 31, 2003 and June 30, 2003,
 respectively                               63           64
Additional paid-in capital             130,201      128,581
Accumulated other comprehensive
 loss                                   (2,004)      (1,377)
Retained earnings, substantially
 restricted                             15,058       12,197
Deferred compensation                     (216)        (328)
     Total stockholders' equity        143,102      139,137
     Total liabilities and
      stockholders' equity          $1,755,062   $1,622,111



                       Quaker City Bancorp, Inc.
                 Consolidated Statements of Operations
                            (NASDAQ: QCBC)
                               Unaudited
             (Dollars in thousands, except per share data)

                          Three Months Ended      Six Months Ended
                             December 31,            December 31,
                           2003       2002         2003       2002

Interest income:
Loans receivable         $20,246    $22,195      $41,313    $44,205
Mortgage-backed
 securities                2,181      1,936        3,612      3,889
Investment securities        453        544          934      1,327
Other                        232        239          481        505
Total interest income     23,112     24,914       46,340     49,926

Interest expense:
Deposits                   4,919      6,337       10,094     13,048
Federal Home Loan
 Bank advances             3,689      4,000        7,289      7,790
Total interest expense     8,608     10,337       17,383     20,838

Net interest income
 before provision for
 loan losses              14,504     14,577       28,957     29,088

Provision for loan
 losses                      100        200          100        400

Net interest income
 after provision for
 loan losses              14,404     14,377       28,857     28,688

Other income:
Deposit fees               1,519      1,231        2,978      2,392
Loan servicing
 charges and fees            565        474        1,227      1,092
Gain on sale of loans
 held-for-sale               443        489          893        601
Commissions                  188        170          415        354
Gain on sale of
 securities
 available-for-sale           --          6           --         47
Other                        339         14          439        151
Total other income         3,054      2,384        5,952      4,637

Other expense:
Compensation and
 employee benefits         4,337      3,701        8,584      7,515
Occupancy, net               892        839        1,807      1,644
Federal deposit
 insurance premiums          110        108          221        216
Data processing              540        396        1,064        765
Advertising and
 promotional                 399        330          890        682
Consulting fees              321        197          544        439
Other general and
 administrative
 expense                   1,179      1,306        2,336      2,520
Total general and
 administrative
 expense                   7,778      6,877       15,446     13,781
Real estate operations,
 net                           1          1            1          1
Amortization of core
 deposit intangible           28         28           57         57
Total other expense        7,807      6,906       15,504     13,839

Earnings before
 income taxes              9,651      9,855       19,305     19,486

Income taxes               4,236      4,251        8,456      8,247

Net earnings              $5,415     $5,604      $10,849    $11,239

Average common shares
 outstanding           6,220,383  6,289,638    6,242,142  6,369,189
Shares outstanding
 and equivalents       6,419,721  6,593,982    6,439,150  6,678,950
Basic earnings per
 share                     $0.87      $0.89        $1.74      $1.76
Diluted earnings per
 share                     $0.84      $0.85        $1.68      $1.68



                       Quaker City Bancorp, Inc.
               Consolidated Financial Highlights, Page 1
                            (NASDAQ: QCBC)
                               Unaudited
        (Dollars in thousands, except share and per share data)

                                At December 31,   At June 30,
Selected Financial Data               2003           2003

Total assets                      $1,755,062     $1,622,111
Total liabilities                 $1,611,960     $1,482,974
Loans receivable (1)              $1,367,133     $1,326,265
Allowance for loan losses            $11,705        $11,606
Investment securities (1)            $54,994        $60,315
Mortgage-backed securities (1)      $255,221       $163,697
Real estate held-for-sale                 --             --
Deposits                          $1,114,245     $1,084,117
Federal Home Loan Bank (FHLB)
 advances                           $476,000       $381,500
Total stockholders' equity          $143,102       $139,137
Total common shares outstanding    6,258,927      6,365,943
Trailing twelve month diluted
 earnings per share                    $3.44          $3.43
Book value per common share           $22.86         $21.86
Stock price at end of period          $46.13         $41.59

(1) Includes assets held or available-for-sale.


                          At or for the             At or for the
                        Three Months Ended        Six Months Ended
                           December 31,             December 31,
                         2003        2002         2003        2002
Selected Operating Data

Net interest income
 before provision
 for loan losses       $14,504     $14,577      $28,957     $29,088
Provision for loan
 losses                    100         200          100         400
Net interest income
 after provision
 for loan losses        14,404      14,377       28,857      28,688
Total other income       3,054       2,384        5,952       4,637
Total other expense      7,807       6,906       15,504      13,839
Earnings before
 income taxes            9,651       9,855       19,305      19,486
Income taxes             4,236       4,251        8,456       8,247
Net earnings            $5,415      $5,604      $10,849     $11,239
Basic earnings per
 share                   $0.87       $0.89        $1.74       $1.76
Diluted earnings
 per share               $0.84       $0.85        $1.68       $1.68

Average earning
 assets             $1,675,351  $1,504,567   $1,624,543  $1,487,234
Average loans
 receivable         $1,352,693  $1,258,145   $1,331,576  $1,240,692
Average
 stockholders'
 equity               $141,379    $129,278     $140,487    $130,060
Weighted average
 shares outstanding
 and equivalents     6,419,721   6,593,982    6,439,150   6,678,950

Performance Ratios (2)

Return on average
 assets                   1.25%       1.44%        1.29%       1.48%
Return on average
 equity                  15.32%      17.34%       15.45%      17.28%
Average equity to
 average assets           8.13%       8.33%        8.33%       8.54%
Interest rate spread
 during the period        3.24%       3.56%        3.34%       3.58%
Net interest margin       3.46%       3.88%        3.57%       3.91%
General and
 administrative expense
 to average assets        1.79%       1.77%        1.83%       1.81%
Efficiency ratio         44.30%      40.55%       44.25%      40.86%
Other expense to
 average assets           1.80%       1.78%        1.84%       1.82%

(2) All applicable quarterly ratios reflect annualized figures.



                       Quaker City Bancorp, Inc.
               Consolidated Financial Highlights, Page 2
                            (NASDAQ: QCBC)
                               Unaudited
        (Dollars in thousands, except share and per share data)

                                     At December 31,   At June 30,
Asset Quality Ratios and Data             2003            2003

Nonperforming loans as a percentage
 of gross loans (3)                        0.28%          0.25%
Nonperforming assets as a
 percentage of total assets (4)            0.22%          0.20%
Total allowance for loan losses as
 a percentage of gross loans               0.85%          0.86%
Total allowance for loan losses as
 a percentage of total
 nonperforming loans                     298.06%        350.95%
Total allowance as a percentage of
 total nonperforming assets (5)          298.06%        350.95%

Net charge-offs, quarter to date             $1            $--
Nonaccrual loans (3)                     $3,927         $3,307
Troubled debt restructured loans             --             --
Total nonperforming loans                 3,927          3,307
Real estate acquired through
 foreclosure                                 --             --
Total nonperforming assets               $3,927         $3,307

Number of:
Pass Book/Savings Accounts               20,420         19,231
Checking Accounts                        40,318         37,478
Money Market Accounts                     7,990          7,589

(3) Nonperforming loans are net of specific allowances and include nonaccrual and troubled debt restructured loans. Gross loans include loans held-for-sale.

(4) Nonperforming assets include nonperforming loans and REO.

(5) Total allowance includes loan and REO valuation allowances.




    CONTACT: Quaker City Bancorp, Inc., Whittier
             Rick McGill, 562-907-2275
             Dwight L. Wilson, 562-907-2241